Exhibit 99.1

Medford, WI - October 15, 2002 -

Mid-Wisconsin Financial Services, Inc. (OTC BB: MWFS) today announced net income for the third quarter ended September 30, 2002 was $1.1 million, up from the $1 million recorded in the same period in 2001. Diluted earnings per share remained constant at $0.62 for the third quarter 2002 and 2001.

Operating results for the third quarter 2002 generated an annualized return on average assets of 1.2% and return on average equity of 13.5%. Comparable ratios for the same quarter 2001 were return on average assets of 1.3% and return on average equity of 14.6%.

Net income for the nine months ended September 30, 2002 was $3.3 million or $1.94 on a diluted earnings per share basis compared to $2.8 million or $1.62 per share for the nine months ended September 30, 2001.

Assets at September 30, 2002 were $347.5 million, compared to $322.5 million for the same period in 2001. Book value per share was $18.73 at September 30, 2002, compared to $17.45 for the same period a year ago. Total loans were $249.8 million versus $226.3 million at September 30, 2001.

Mid-Wisconsin Financial Services, Inc. is a one-bank holding company that operates Mid-Wisconsin Bank headquartered in Medford, Wisconsin with ten retail locations serving markets in Taylor, Clark, Eau Claire, Lincoln, Marathon, Price and Oneida counties Wisconsin. In addition to traditional loan and deposit products, the Bank provides trust services, discount and full-service brokerage services, and pension plan administration.

Certain matters discussed in this news release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the Company's Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


                       Mid-Wisconsin Financial Services, Inc.
                             Quarterly Financial Data
                    (amounts in thousands, except per share data)

                                 3rd Qtr.     2nd Qtr.     1st Qtr.     4th Qtr.     3rd Qtr.
                                   2002         2002         2002         2001         2001
Total Assets                      $347.5       $348.8       $335.0       $340.5       $322.5
Total Equity                        31.5         31.1         30.2         29.6         29.6
Total Loans                        249.8        245.6        235.5        232.1        226.3
Net Income                           1.1          1.1          1.1          1.1          1.0

Diluted Earnings Per Share         $0.62        $0.67        $0.65        $0.63        $0.62
Book Value Per Share               18.73        18.31        17.84        17.42        17.45
Market Bid Per Share               27.20        27.50        26.30        26.00        25.10
Dividends Per Share                 0.22         0.62         0.22         0.22         0.20